PART ONE
PART TWO
PART THREE
PART FOUR
PART FIVE
PART SIX
PART SEVEN
PART EIGHT

EXHIBIT 1.2
STATUTES [BY-LAWS]
ENERSIS S.A.
PART ONE
Name, Domicile, Duration and Objects
First Clause: A corporation is hereby established that shall be called “Enersis S.A.”, governed by these statutes [bylaws] and, where these are silent, by the legislation and regulation applicable to this type of corporation.
First Supplementary Clause: Notwithstanding the preceding Clause, the Company is subject to the provisions of Decree Law No.3,500 and its amendments.
Second Clause: The Company’s address shall be in the city of Santiago and agencies or branches may be opened in other parts of the country or abroad.
Third Clause: The life of the Company is indefinite.
Fourth Clause: The objects of the Company shall be the exploit in Chile or abroad the exploration, development, operation, generation, distribution, transmission, transformation, and/or energy sale in any of its forms or nature, directly or through other companies, as well as telecommunication activities and the provision of engineering consultancy services in the country and abroad. It shall also be its object to invest and manage its investments in its subsidiary and affiliate generation, transmission, distribution or electricity trading companies, or any other subsidiary and affiliate companies whose business is related to any of the following: (i) energy in any of its forms or nature; (ii) supply of public utilities or which have electric energy as their main component; (iii) telecommunications and computer science, and (iv) intermediation business through the Internet. In meeting its main objects, the Company shall carry out the following functions:
a)	Promote, organize, constitute, modify, dissolve or liquidate companies of any kind whose objects are allied or related to those of the Company.

b)	Propose the investment, financing and trading policies to its subsidiary companies, as well as the accounting systems and criteria to be followed.

c)	Supervise the management of its subsidiary companies.

d)	Provide its subsidiary and affiliate companies with financial resources necessary for their businesses and provide management services for its subsidiaries; financial, commercial, technical and legal advice; auditing services and generally any kinds of service seeming necessary for their best performance.
Apart from its main objects and acting always within the limits set out in the Investment and Financing Policy approved by a shareholders general meeting, the company may invest in:
1.	The acquisition, exploitation, construction, rental, management, commercialization and disposal of all kinds of properties [real estate] directly or through subsidiary or affiliate companies.

2.	All kinds of financial assets including shares, bonds and debentures, trade papers and in general all kinds of securities and holdings in companies, directly or through susbsidiary of affiliate companies.
PART TWO
Capital and Shares
Fifth Clause: The capital of the Company amounts to Ch$ 2,223,053,118,797 divided into 32,651,166,465 nominative shares, all of an only series and of no par value, which is paid up in the manner described in the Second Transitory Clause of these statutes [bylaws].

Fifth Supplementary Clause: No person shall directly or through other related persons hold more than 65% of the capital with voting rights of the Company or a higher percentage which the law may allow for holding a concentration of 0.6. The minority shareholders should hold at least 10% of the capital with voting rights and at least 15% of the capital with voting rights should be held by over one hundred un-related shareholders each of whom shall hold a minimum equivalent to one hundred Unidades de Fomento in shares, according to the value at which they appear in the latest balance sheet. Minority shareholders and related persons shall be understood to be as defined in current legislation.
Sixth Clause: Shares shall be nominative and their subscription shall be recorded in writing in the manner determined under current legislation and regulations. Their transfers and transmission shall be in accordance with those regulations. Payment for subscribed shares may be in cash or other tangible or intangible assets.
Seventh Clause: The Company shall not recognize fractions of shares. Should one or more shares belong jointly to various parties, the co-owners shall all be obliged to provide a power of attorney to act before the Company.
Eighth Clause: Unpaid balances of subscribed shares shall be adjusted in the same proportion as changes in the value of the Unidad de Fomento.
Ninth Clause: Shareholders are only responsible for the payment of their shares and are not obliged to return to the Company the amounts of any benefits they might have received. In the case of the transfer of subscribed but unpaid shares, the transferor shall be liable severally with the transferee for its payment, and notice must be recorded on the certificate of the share payment conditions.
Ninth Supplementary Clause: The right to withdraw that a Pension Fund Manager may exercise in the cases foreseen in Clause 107 of Decree Law No.3,500 of 1980 shall be subject to the following special conditions: a) the right to withdraw shall arise on the day of publication of the decision of the Risk Rating Commission which withdraws its approval of the shares of the Company, and the term for exercising such right and for payment of the share price in accordance with paragraph 2 of Clause 71 of Law No.18,046 shall run from that date, and b) the value of the share which the Company shall pay to the Pension Fund Manager exercising its withdrawal rights, shall be calculated in accordance with the pertinent clauses of Supreme Decree No.587 dated 4 August 1982 of the Ministry of Finance, Corporation Regulations. However, should the shares have a market quotation, the value per share shall be the greater of the average weighted price in its market trading during the 6 months prior to the date of the withdrawal of approval decision of the Risk Rating Commission causing the withdrawal, duly adjusted for inflation in line with changes in the Consumer Price Index between the day of each dealing and the date of that decision, and the market value on that day defined as the average price of dealings on the stock market. The higher value so calculated shall be applicable only if it be greater than that determined in accordance with the provisions of the said Corporations Regulations and, in the case of shares having no market quotation, the date of the withdrawal of approval decision of the Risk Rating Commission shall be considered as the date for calculating the book value.
Tenth Clause: Private agreements between shareholders relating to disposals of shares, shall be registered with the Company and made available to other shareholders and interested third parties and reference shall be made to them in the Shareholders Register. Such agreements shall be treated as un-written if the above procedure is not followed.
Eleventh Clause: The Shareholders Register, the details to be stated on share certificates and the procedure in the case of lost or mislaid certificates, shall comply with the pertinent legal rules and regulations.

PART THREE
Administration
Twelfth Clause: The Company shall be administered by a Board of Directors comprising 7 re-eligible members who may or may not be shareholders of the Company.
Thirteenth Clause: Members of the Board of Directors shall be elected by the ordinary shareholders general meeting. The Board of Directors shall remain for a period of three years at the end of which it shall be completely renewed or re-elected.
Fourteenth Clause: Board of Directors’ meetings shall be constituted with the absolute majority of the Directors and decisions shall be taken by the absolute majority of the Directors present with voting rights. In the case of a tied vote, the person presiding the meeting shall decide.
Fourteenth Supplementary Clause: All acts or contracts entered into by the Company with its majority shareholders, its Directors or Executives or with parties related to these, shall be previously approved by two-thirds of the Board of Directors and appear in the corresponding minutes, notwithstanding the provisions of Clause 44 of Law No. 18,046 and those other relevant ones in the same Law or its regulations, with respect to the Directors.
Fifteenth Clause: The Board of Directors shall meet at least once every month and whenever the Company’s business so requires. There shall be ordinary and extraordinary meetings. The former shall be held on dates pre-established by the Board of Directors itself; the latter when especially convened by the Chairman himself or at the request of one or more Directors. Extraordinary meetings may only deal with those matters specifically included in the meeting notification. In the first session following the appointment of the Directors at a shareholders general meeting, the Board of Directors shall elect a Chairman and Vice-chairman to replace him in his absences, from amongst its members.
Sixteenth Clause: The Directors shall be remunerated. The Ordinary General Shareholders Meeting will set the amount of remuneration annually. The Chairman shall be entitled to receive twice the amount paid to each Director The Vice-chairman shall be entitled to one and a half times the amount paid to each Director.
Seventeenth Clause: The Board of Directors of the Company represents it judicially and extra-judicially and to comply with its objects which it shall not be necessary to demonstrate to third parties, has all the powers of administration and disposal which the Law or the statutes [bylaws] do not reserve for the shareholders general meeting, without the necessity to give it any special powers, even for those acts or contracts for which the law demands such. This does not impede actions appropriate to the Chief Executive Officer. The Board of Directors may delegate part of its powers to the Chief Executive Officer, Officers and Lawyers of the Company, to one Director or to a Committee of Directors and to other persons for especially defined objectives.
Seventeenth Supplementary Clause: In carrying out the powers set out in the preceding clause, the Board of Directors shall act always within the limitations set by the investment and financing policy approved at the ordinary shareholders meeting in accordance with the terms of Clause 119 of Decree Law No.3,500 of 1980, and its amendments.
Eighteenth Clause: The Company shall have a Chief Executive Officer who shall be appointed by the Board of Directors and shall be granted all the powers of a commercial agent and those expressly agreed by the Board of Directors. The position of Chief Executive Officer is incompatible with that of Chairman, Director, Auditor or Accountant of the Company.

PART FOUR
Shareholders’ Meetings
Nineteenth Clause: Shareholders shall meet in ordinary and extraordinary meetings. The former shall be held once each year within four months following the balance sheet date to decide on matters of mutual interest without necessarily being mentioned in the respective meeting notification. The latter may be held at any time as required by the business to decide on any matter which the Law or these statutes [bylaws] reserves for consideration by a shareholders meeting and provided these matters are stated in the respective meeting notification. Notifications of ordinary and extraordinary meetings shall not be necessary when the whole number of validly issued shares is represented at the respective meeting. When an extraordinary meeting has to resolve on matters appropriate to an ordinary shareholders meeting, its procedures and resolutions shall be subject, where appropriate, to the quorums applicable to the latter class of meetings.
Twentieth Clause: The following are matters for an ordinary meeting: 1) Examination of the situation of the Company and of the reports of accounting inspectors and external auditors and the approval or rejection of the annual report, balance sheet, financial statements and presentations prepared by the managers or liquidators of the Company; 2) The distribution of profits [earnings] for each year and, especially, the dividend distribution; 3) The election or renewal of the members of the board, of liquidators and of management inspectors; and 4) Generally, any matter of general interest which is not reserved for an extraordinary meeting. Ordinary meetings shall appoint independent external auditors annually to examine the accounts, inventories, balance sheet and other financial statements, and to inform the following ordinary meeting in writing of its findings.
Twentieth Supplementary Clause: In addition to the terms of the preceding clause, the ordinary meeting shall be responsible for approving the investment and financing policy proposed by the management in the terms contemplated in Clause 119 of Decree Law No.3,500 of 1980 and its amendments. It shall also be the responsibility of the ordinary shareholders meeting to appoint annually the inspectors of accounts and their respective alternates, with the powers established in Clause 51 of Law No.18,046.
Twenty-First Clause: The following are matters for an extraordinary shareholders meeting: 1) The dissolution of the Company; 2) Transformation, merger, or division of the Company and amendments to its statutes [bylaws]; 3) bond issues, convertible debenture issues; 4) The disposal of fifty or more percent of assets, with or without its liabilities; and likewise, any business plan definition or amendment that involves the sale of assets above the aforementioned percentage. To these effects, it is deemed that those acts which are carried out through one or more acts relative to any corporate property during any period of twelve consecutive months constitutes a sale operation. Likewise the sale or transfer of ownership of fifty percent or more of the Company’s liabilities; 5) The granting of real or personal guarantees to secure third party obligations, unless granted to subsidiaries, in which case, the approval of the Board will be sufficient and; 6) Other matters which, by law, or by these Statutes, should be known by, and subject to the Shareholder’s Meetings. The matter referred to in items one, two, three and four may only be agreed upon in Meetings held before a Notary, who must certify that the Minutes of the Meeting is the true expression of what occurred and was agreed upon in the meeting
Twenty-First Supplementary Clause: Notwithstanding the terms of the preceding Clause, the following shall also be matters for an extraordinary meeting: a) The disposal of assets or rights of the Company which are declared essential for its business in the investment and financing policy, as well as the granting of charges [collateral] over them; and b) The modification in advance of the investment and financing policy approved by the ordinary shareholders meeting.

Twenty-Second Clause: Meetings shall be convened by the Board of Directors of the Company and notifications shall be effected by means of a conspicuous advice which shall be published at least 3 times on different days in the newspaper which the meeting shall nominate. It shall also send a notification by mail to every shareholder at least 15 days prior to the date of the meeting, which should mention the matters for consideration at the meeting. The omission of this obligation shall not affect the validity of the notification, but the Directors, Liquidators and Managers of the Company at fault shall be responsible for any damage suffered by shareholders, irrespective of the administrative sanctions which the Superintendency may apply. However, those meetings attended by the whole of the issued shares with voting rights may be convened validly even when the required formalities for notifications have not been complied with. All shareholder meetings must be advised to the Superintendency of Securities and Insurance at least 15 days in advance.
Twenty-Third Clause: Meetings are constituted with an absolute majority of shares with voting rights on the first notification, and with those present or represented, whatever their number, on the second notification, and resolutions shall be adopted by the absolute majority of the shares present or represented with voting rights. Notices of the second notification may only be published once the meeting subject to the first notification fails to convene, and in any case the new meeting should be convened within 45 days following the date fixed for the meeting not held. Meetings shall be presided by the Chairman of the Board of Directors or the person taking his place and the person so appointed, or the Chief executive Officer in his absence, shall act as Secretary.
Twenty-Fourth Clause: Resolutions of extraordinary shareholders’ meetings which relate to modifications of the statutes [bylaws] shall require the vote of two-thirds of the shares with voting rights.
Twenty-Fourth Supplementary Clause: As long as the Company remains subject to the terms contained in Part Twelve and other relevant parts of Decree Law No. 3,500, of 1980, as amended, any modification to the regulations set out in the First, Fifth, Ninth, Fourteenth, Seventeenth, Twentieth, Twenty-First, Twenty-Seventh and Thirty Seven Supplementary Clauses and the present Clause, shall require the consenting vote of 75% of the issued shares with voting rights, in accordance with Clause 121 of the said Decree Law No. 3,500.
Twenty-Fifth Clause: Only those shareholders registered in the shareholders register 5 days before the date for which the respective meeting is convened, may participate in meetings and exercise their rights to speak and vote. Shareholders without voting rights, as well as the Directors and Managers who are not shareholders, may participate in general shareholders meetings with a right to speak.
Twenty-Sixth Clause: Shareholders may be represented at meetings by another person even if such person is not a shareholder, notwithstanding that established in Clause 45 bis of Decree Law No.3,500. Proxies for such representations shall be given in writing for all the shares held by the owner on the date stated in the preceding Clause.
Twenty-Seventh Clause: Shareholders shall have a right to one vote for each share they own or represent, and may accumulate or distribute them as they wish in any election.
Twenty-Seventh Supplementary Clause: Notwithstanding the contents of the preceding Clause, no shareholder may exercise for his own account or on behalf of other shareholders, the right to vote for a percentage of subscribed shares with voting rights of the Company in excess of the maximum concentration permitted in the statutes [bylaws] and must deduct any excess over this limit for this purpose. For calculating this percentage, the shares held by the shareholder shall be added to those of parties related to the former. Neither may any person represent shareholders who in aggregate hold more than the maximum concentration level permitted in the statutes [bylaws].

PART FIVE
From the Directors Committee and the Auditing Committee
Twenty-Eighth Clause: As much as the Company has a market capitalization equal to or greater than that established in Article fifty Bis of Law N°18.046, or whichever norm replaces it, it will be mandatory to designate a Directors Committee. The Committee’s formation, integration, functioning and attributes, will follow the Companies Law (Ley sobre Sociedades Anónimas) dispositions and the provisions enacted by the “Superintendencia de Valores y Seguros” (Chilean Securities and Exchange Commission) on the subject.
Twenty-Ninth Clause: Three members who shall be designated in the first Board Meeting after the Shareholders Meeting has elected or designated the Board Members will form the Directors Committee. The Directors designated, as members of the Directors Committee will be for the period for which they are named as Directors. The Directors named to be part of the Directors Committee may only resign from this position when they resign as Directors. No Director named to be part of the Directors Committee shall excuse himself from such resolution.
Thirtieth Clause: The Directors Committee meetings shall be constituted with an absolute majority of the members and the absolute majority of the attending members shall adopt the resolutions. The Directors Committee shall elect one of their members as the President who will cast the deciding vote in cases of a tie, and will call extraordinary Directors Committee Meetings when needed.
Thirty-First Clause: The Directors belonging to the Directors Committee will be remunerated according to their responsibilities, the amount being established annually by the Ordinary General Shareholders Meetings. Likewise the Ordinary General Shareholders Meetings will determine the budget for the functioning of the Directors Committee and its advisors.
Thirty-Second Clause: As long as the Company is an issuer of securities registered in the New York Stock Exchange (NYSE) or in any other US Stock Exchange, it is required to designate an Audit Committee. The Committee’s formation, integration, functioning and its attributes will follow the dispositions of the Sarbanes Oxley Act, of the United States of America, and the provisions issued by the Securities and Exchange Commission (SEC) and the New York Stock Market (NYSE) on the subject.
Thirty-Third Clause: Three members of the Board who shall be designated in the first Board Meeting following the Shareholders Meeting that elected the members of the Board shall form the Audit Committee. The members of the Board designated as members of the Audit Committee shall serve in such position for the same period as they do as members of the Board. The members of the Board named to be part of the Audit Committee may only resign from this position when they resign as member of the Board. No member of the Board named to be part of the Audit Committee may excuse himself from such resolution.
Thirty-Fourth Clause: The Audit Committee meetings shall be constituted with an absolute majority of the members with the right to vote, and the absolute majority of the attending members shall adopt the resolutions. The Audit Committee shall elect one of their members as the President who will cast the deciding vote in cases of a tie, and will call extraordinary Audit Committee Meetings when needed. The Company’s Board of Directors should designate a member of the Audit Committee as the Financial Expert, applying the Sarbanes Oxley Act of the United States of America, and it complementary norms, and, in the event none of such members qualifies for this designation, the Board should establish the foundations for this circumstance.
Thirty-Fifth Clause: The members of the Board who are members of the Audit Committee shall be remunerated according to their responsibilities, the amount being established annually by the Ordinary General Shareholders Meeting. Likewise the Ordinary General Shareholders Meeting will determine the budget for the functioning of the Audit Committee and its advisors.
PART SIX
Balance Sheet, Funds and Profits [Earnings]
Thirty-Sixth Clause: On December 31st of each year, a balance sheet of the business of the Company shall be prepared, and the Board of Directors shall present this to the shareholders ordinary meeting together with a reasoned report on the situation of the Company and the statement of income and the related report provided by the inspectors of accounts and external auditors. All these documents must reflect clearly the equity position of the Company at the close of the respective year and the profits [earnings] obtained or losses suffered during the year.
Thirty-Seventh Clause: On a date no later than the first notification convening the ordinary meeting, the Board of Directors should send to each shareholder registered in the respective register a copy of the duly audited balance sheet and annual report of the Company, including the auditors report and their respective notes. The duly audited balance sheet and statement of income and other information which the Superintendency of Securities and Insurance requires, shall be published once in a widely-circulating newspaper in the location of the registered address, no less than 10 nor more than 20 days before the date on which the meeting to approve them is to be held. These documents should also be presented within the same time period to the Superintendency of Securities and Insurance with the requested number of copies. The annual report, balance sheet, inventories, minutes of board and shareholders meetings, books and reports of inspectors, must be available to shareholders in the offices of the Company for 15 days prior to the date advised for the meeting. Should the balance sheet and statement of income be altered by the meeting, the amendments, where corresponding, shall be sent to shareholders within 15 days from the date of the meeting and shall be published in the same newspaper in which these documents had been published, and within the same time period.
Thirty-Seventh Supplementary Clause: Notwithstanding the provisions of the preceding clauses, the Board of Directors should present to the ordinary shareholders meeting and send to each of the shareholders registered in the respective register, a copy of the report issued by the inspectors of accounts referred to in the Twentieth Clause of these statutes [bylaws] and the proposals of the management regarding the investment and financing policy.
Thirty-Eight Clause: Unless otherwise approved at the respective meeting with the unanimous vote of the shares issued, a cash dividend shall be distributed annually to shareholders, pro rata to their shares, for at least 30% of the net profits [net income] for each year. In any event, the Board of Directors may, under the personal responsibility of the Directors present at the respective approval, distribute interim dividends during the year as a charge against the profits [earnings] of that year, provided that there are no accumulated losses. That portion of profits [earnings] not appropriated by the meeting to dividends, may be capitalized at any time, subject to amending the statutes [bylaws] through the issue of free shares or by increasing the nominal value of the shares, or be retained to meet possible dividend payments in following years.

PART SEVEN
Dissolution and Liquidation
Thirty-Ninth Clause: The dissolution of the Company shall occur in the cases foreseen in the Law. Dissolution in advance shall only be agreed at an extraordinary shareholders’ meeting with the consenting vote of two-thirds of the issued shares.
Fortieth Clause: Once the Company is dissolved, the liquidation shall be performed by a Liquidation Committee formed by three people, shareholders or not, chosen by the shareholders general meeting, and who shall have the powers, duties and obligations established in the law or regulations. In the case of a dissolution decreed by judicial executive sentence, the liquidation shall be carried out in the manner established in the law. If the Company is dissolved through all the shares being held by one person, liquidation shall be unnecessary.
Fortieth-First Clause: The liquidators shall convene an ordinary general shareholders meeting in the month of April each year to report on the state of the liquidation. Should the liquidation not be completed within 2 years, a new election of liquidators shall be made, the same persons being re-eligible. The position of liquidators is remunerated and the shareholders ordinary meeting shall set the remuneration. The position of liquidator is revocable by a shareholders ordinary or extraordinary meeting. Liquidators shall be suspended from their positions by overriding legal incapacity or by their declaration of bankruptcy.
PART EIGHT
General Provisions
Fortieth-Second Clause: The differences which may arise between the shareholders as such, or between them and the Company or its officers, either during its existence or its dissolution, will be resolved by an arbitrator named by common accord between both parties, who will exercise the role as arbitrator in such a proceeding, and must decide according to Law. In the absence of such an agreement, the arbitrator shall be designated by Common Courts at the request of either party, in which case such nomination must be from attorneys who teach or who have taught as Professors of Economic or Commercial Law in the Department of Law at the Universidad de Chile, Universidad Católica de Chile or Universidad Católica de Valparaíso. Notwithstanding the above, in the event of a conflict, the plaintiff may withdraw his recognition of the authority of the arbitrator, and submit to the jurisdiction of the Common Justice.
Fortieth-Third Clause: Where these bylaws remain silent and in any matter not expressly foreseen in them, the provisions of Law No.18,046 shall apply, together with its amendments and regulations and relevant parts of Decree Law No.3,500 in the case foreseen in Clause 111 of that Decree Law.
TRANSITORY PROVISIONS
First Transitory Clause: For the purposes of the Twenty-Second Clause of these statutes [bylaws], the meeting agrees that publications for convening ordinary and extraordinary shareholders meetings shall be effected in the “El Mercurio” newspaper of Santiago.
Second Transitory Clause: The capital amounts to Ch$ 2,223,053,118,797 divided into 32,651,166,465 nominative shares, all of an only series and of no par value, which has been and will be paid up in the following manner:
A- Subscribed and Paid Up Capital. It was agreed on first place to mention that at the extraordinary shareholders meeting held on 30 April 1999, contained in public deed dated May 26, 1999 before Mr. Patricio Zaldívar Mackenna, Notary Public of Santiago, it was agreed to increase Enersis’ share capital from Ch$ 388,522,988,383 divided into 6,800,000,000 ordinary [common] shares of no par value to CH$ 868,402,988,383 divided into 9,380,000,000 ordinary [common] shares of no par value. That is, in said opportunity, the capital was increased in the amount of Ch$ 479,880,000,000 corresponding to

2,580,000,000 ordinary [common] shares of no par value. Such capital increase was not totally subscribed within the three year period in which according to law, shares should be subscribed and paid in cash, thus it was reduced by force of law to the amount actually subscribed and paid. Such circumstance was declared by public deed dated June 25, 2002, before Mr. Patricio Zaldívar Mackenna, Notary Public of Santiago, stating that the Company’s capital had been reduced by force of law to the amount effectively paid by April 30, 2002, that is, the amount of Ch$ 729,328,347,508, divided into 8,291,020,100 ordinary [common] shares of no par value.
B- Capital Revalorization. The Company’s current capital, including capital revalorization as of December 31, 2001 and December 31, 2002, according to Clause 10 of Law 18,046, amounts to the sum of Ch$ 751,208,197,933, divided into 8,291,020,100 ordinary [common] shares of no par value.
C- New Share Capital. The sum of Ch$1,473,225,403,563, which will be accrued with the issuance of 24,382,994,488 shares, according to the capital increase approved by Extraordinary Shareholders’ Meeting held on march 31, 2003.
Such shares will be issued by the Company’s Board of Directors to be fully paid, at the time of its subscription, either:
(a) in cash, check or equivalent, or by
(b) partial or complete capitalization of:
(i)	Elesur S.A. credits, composed by two loans to the Company, that according to an expert’s appraisal approved by the Company’s above mentioned shareholders’ meeting. Amount as of this date, including principal and interests to 86.84% of its par value. Currently, such par value amounts 58,701,778.99 U.F. (hereinafter, the “Loans”; and,

(ii)	By way of partial or complete capitalization of Bonds No. 69, Series B1 and B2, whose value, according to an expert’s appraisal approved by the Company’s above mentioned shareholders’ meeting, will be the result of its par value, multiplied by the following percentages:
(i)	87.23% for Series B1 Bonds; and

(ii)	71.59% for Series B” Bonds.
The Board is expressly empowered to issue for one time, the total of 24,382,994,488 shares, and to offer and place these shares at the price that results from calculating the average stock exchange transactions that have taken place between 90th and 30th banking day previous to the date of the present shareholders’ meeting, en each of the following pre-emptive rights offering periods:
a) First pre-emptive rights offering period. In accordance to Law 18,046, each shareholder will be offered to subscribe such number of new shares according to its pro rata. The first pre-emptive rights offering period will remain open for a 30 day period. The shares of this new issuance may be paid by shareholders either in cash, or with financial loans that Elesur S.A. has against Enersis S.A.
b) Voluntary Bond Exchange. The Company will offer in identical conditions to all local bondholders, a voluntary redemption of its Local Bonds, in conformity with Clause 130 of the Securities Law, between November 1 and 15 of the present year. All Local Bondholder will be offered the possibility of exchanging their Bonds for Enersis shares, according to the following procedure: at the time of the effective capitalization of the Local Bonds, to the par value and interest of each bond will be applied the factor that for each series of bonds has been determined by the independent appraiser, Mr. Eduardo Walker Hitschfeld in its above mentioned report dated March, 6th. The resulting amount will be divided by the issuance price approved by the present shareholders’ meeting, which amounts to the sum of Ch$ 60.4202 per share, in order to calculate the final amount of shares that will be handed to each bondholder. The Voluntary redemption of Local Bonds, by which its exchange for shares will be offered, will be published in the “El Mercurio” newspaper of Santiago.
c) Second pre-emptive rights offering period. Attending the obligation promised by the controlling shareholder, that it will not sell any shares of its property in the period between the date of the present meeting and until the finalization of the second pre-emptive rights offering period, it is agreed that such period will take place between November 20 and December 20 of the current year, and in order to permit the total subscription of the shares issued, the Board of Directors will open a new pre-emptive rights offering period directed to all shareholders registered five working days prior to the second offering period, excluding the controlling shareholder and its related parties, and according to the pro rata that each of the shareholders at such time. During this 30 day period, each shareholder will be offered to subscribe the remaining shares from the capital increase that have not been subscribed during the first pre-emptive rights offering period mentioned in letter a) above and in the voluntary local bond exchange mentioned in letter b) above. In this period, subscribed shares may only be paid up by shareholders in cash.
d) Term for the Capital Increase. The term for the present capital increase will end on December 30th, 2003. Following such date without the capital increase having been totally subscribed for, it shall be reduced to the amount actually subscribed and paid.
On January 16, 2004, before Mr. Patricio Zaldívar Mackenna, Notary Public of Santiago, Mr. Mario Valcarce Durán, Enersis S.A. Chief Executive Officer, declared that the Company’s capital had been reduced by force of law to the amount effectively paid by December 31, 2004, that is the sum of Ch$ 2,223,053,118,797 divided into 32,651,166,465 nominative shares of no par value, all of which was duly registered on February 2, 2004, on the margin of Fs.13099 N°7269 of the Commerce Registry of year 1981.
Third Transitory Clause: The use of the name Enersis S.A. contained in the First Clause shall come into force on 1 August 1988 and the Company shall continue to use the old name until then.